Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan, Calix Networks, Inc. Amended and Restated 2000 Stock Plan, Calix Networks, Inc. Amended and Restated 2002 Stock Plan, Calix, Inc. Employee Stock Purchase Plan and Calix, Inc. 2010 Equity Incentive Award Plan of our report dated February 8, 2010 (except for Note 17, as to which the date is March 23, 2010) with respect to the financial statements of Calix, Inc. included in the Registration Statement (Form S-1 No. 333-163252) and related Prospectus of Calix, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

April 22, 2010